Exhibit (4)(c)(6)
                                                             -----------------

                     SECOND AMENDMENT TO CREDIT AGREEMENT

  THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this "Amendment"), dated as of October 18, 1996, by and between B.B. WALKER COMPANY, a North Carolina corporation (the "Borrower"), and MELLON BANK, N.A., a national banking association (the "Lender").

                                   RECITALS

  A. The Borrower and the Lender are parties to a certain Credit Agreement dated as of August 15, 1995 (as amended by the "First Amendment", defined below, the "Credit Agreement") pursuant to which the Lender established certain credit facilities for the Borrower in order to provide working capital financing and to refinance certain existing indebtedness. As a result of certain Events of Default, the Borrower and the Lender agreed to amend the Credit Agreement to reduce the amount of the Revolving Credit Commitment, revise certain financial covenants and amend other terms and provisions of the Credit Agreement, and therefore entered into the First Amendment to Credit Agreement dated as of April 15, 1996 ("First Amendment"). Except as otherwise defined herein, capitalized terms used in this Amendment shall have the same meaning as in the Credit Agreement.

  B. Certain additional Events of Default have occurred, as more fully described in Exhibit A attached hereto.

  C. As a consequence of these Events of Default, the Borrower and the Lender have agreed to amend certain terms and provisions of the Credit Agreement.

  NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

                                  AMENDMENTS
                                  ----------
  1. The following additions shall be made to Article 1, Definitions, in alphabetical order:

     "Second Amendment" shall mean the Second Amendment to Credit Agreement, dated as of October 18, 1996, by and between the Borrower and the Lender.

     "Second Amendment Closing Date" shall mean October 18, 1996.

  2. Section 2.06, Interest Rates, shall be amended by deleting Section 2.06
     (a) in its entirety and replacing it with the following:

      (a) Rate of Interest. The unpaid principal amount of interest of the Revolving Credit Loans and the Term Loan shall bear interest for each day until due at the Prime Rate Option plus three quarters of one percent (3/4%).

  3. Section 2.02 (d)(iv) shall be amended by deleting the second sentence of that Section and replacing it with the following:

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      Eligible Receivables shall not include cross-agings Accounts owed by an obligor if tweny-five percent (25%) or more of such obligor's Accounts owed to the Borrower are 120 or more days beyond the date of issuance.

  4. Section 2.12 (c), Collateral Management Fee, shall be amended by increasing the quarterly collateral management fee described therein from $9,000 to $12,000.

  5. Section 5.01 (f)(iv) shall be amended by deleting the phrase "monthly accounts receivable reports (which shall include...", and replacing it with the phrase "separate monthly accounts recivable reports for the western boot product line and the work/outdoor product line (which shall each include...".

  6. Article 5, Affirmative Covenants, shall be amended by adding the following as new Sections 5.15 and 5.16:

      5.15. Consultant. As soon as possible, but no later than November 15, 1996, the Borrower shall retain a consultant, who shall be reasonably acceptable to the Lender, with industry expertise to assist the Borrower in developing a strategic plan to evaluate, among other things, the Borrower's marketing efforts, collection procedures, and the future profitability of the western boot product line, which shall be completed and delivered to the Lender no later than December 15, 1996.

      5.16. Performance According to Projections. The Borrower shall cause its cash management and accounts payable management to substantially comply with the projections prepared by the Borrower pursuant to Section 5.01(f) of this Agreement (for the period from Apri1 1, 1996 through October 31, 1997) and delivered to the Lender.

  7. Subsection (g) of Section 6.03, Indebtedness, shall be deleted and restated in its entirety as follows:

      (g) Indebtedness of the Borrower arising from the issuance of unsecured promissory notes issued to the Borrower's shareholders, provided, however, (i) the aggregate principal amount of all such notes, including all existing stockholder notes, shall not exceed $1,500,000 at any time, (ii) the aggregate principal amount of any stockholder notes presented for payment in any fiscal quarter shall not exceed $100,000 per quarter, and (iii) the aggregate principal amount of any stockholder notes shall not fall below $1,100,000 at any time. Notwithstanding the foregoing, if the aggregate principal amount of any stockholder notes falls below $1,200,000 at any time, the Overadvances provided for in Section 2.02(c) will not be available to Borrower.

  8. Section 6.15, Limitation on Payments of Restricted Indebtedness, shall be amended by deleting the phrase at the end of that section "except for payments on account of Indebtedness allowed pursuant to Section 6.03", and replacing it with the phrase "except for payments on account of Indebtedness allowed pursuant to Sections 6.03(a),(d),(e),(f) and (g) and on account of Indebtedness incurred in the PIDA Loan Transaction and the EDP Loan Transaction".

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                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------
  9. Other Representations and Warranties. Each of the representations and warranties (as amended hereby) made by the Borrower in Article 3 of the Credit Agreement are true and correct on and as of the Second Amendment Closing Date and are incorporated herein as though fully set forth.


                             CONDITIONS PRECEDENT
                             --------------------
  10. Conditions to Effectiveness of this Amendment. The obligation of the Lender to enter into this Amendment is subject to the satisfaction, immediately prior to or concurrently with the execution of the Amendment, of the following conditions precedent:

      (a) Corporate Proceedings. The Lender shall have received certificates by the Secretary or Assistant Secretary of the Borrower dated as of the Second Amendment Closing Date as to (i) true copies of the articles of incorporation and by-laws (or other constituent documents) of the Borrower in effect on such date (which, in the case of articles of incorporation or other constituent documents filed or required to be filed with the Secretary of State or other Governmental Authority in its jurisdiction of incorporation, shall be certified to be true, correct and complete by such Secretary of State or other Governmental Authority not more than thirty (30) days before the date of this Amendment), (ii) true copies of all corporate action taken by the Borrower relative to this Amendment and the other Amendment Documents and (iii) the incumbency and signature of the respective officers of the Borrower executing this Amendment and the other Amendment Documents, together with satisfactory evidence of the incumbency of such Secretary or Assistant Secretary. The Lender shall have received certificates from the appropriate Secretaries of State or other applicable Governmental Authorities dated October 4, 1996 showing the good standing of the Borrower in its state of incorporation and each state in which the Borrower does business, if applicable in such state.

      (b) Officers' Certificates. The Lender shall have received certificates from such officers of the Borrower in the form of Exhibit C attached hereto.

      (c) Fees, Expenses, Etc. All fees and other compensation (including, without limitation, attorneys' fees) required to be paid to the Lender pursuant hereto or pursuant to any other written agreement on or prior to the First Amendment Closing Date shall have been paid or received.

      (d) Other Conditions Precedent. Each of the conditions precedent set forth in Section 4.02 of the Credit Agreement shall have been met.




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                                 MISCELLANEOUS
                                 -------------
  11 Reaffirmation; No Waiver. Except as expressly modified herein, the terms of the Credit Agreement, the Security Documents and all of the Loan Documents executed in connection therewith, remain in full force and effect in accordance with their respective terms and conditions, are in no manner impaired hereby and, are hereby reaffirmed by all of the parties. In the event of any conflict between this Amendment and any other Loan Document, the provisions of this Amendment shall prevail.

  12. Fees, Expenses, Etc. Within ten (10) days of receipt of invoice, the Borrower shall pay all fees and other compensation (including, without limitation, attorneys' fees, costs of searches, field examination expenses, filing and recording fees) required to be paid to the Lender pursuant hereto, pursuant to any Amendment Document or pursuant to any other written agreement.

  13. Severability. The provisions of this Amendment are intended to be severable. If any provision of this Amendment shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

  14. Prior Understandings. This Amendment and the other Amendment Documents supersede all prior and contemporaneous understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein and therein.

  15. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

  16. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Borrower, the Lender, all future holders of the Notes, and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder or interests herein without the prior written consent of the Lender, and any purported assignment without such consent shall be void.

  17. Governing Law. THIS AMENDMENT AND ALL OTHER AMENDMENT DOCUMENTS (EXCEPT TO THE EXTENT, IF ANY, OTHERWISE EXPRESSLY STATED IN SUCH OTHER AMENDMENT DOCUMENTS) SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF PENNSYLVANIA, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES.







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  IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Amendment as of the date first above written.


ATTEST:                                B.B. WALKER COMPANY


By:  DOROTHY W. CRAVEN                 By:  KENT T. ANDERSON
     -----------------                      ---------------------------
[Corporate Seal]                            Kent T. Anderson, President


                                       MELLON BANK, N.A.


                                       By:  ROGER D. ATTIX
                                            ------------------------------
                                            Roger D. Attix, Vice President

                                   EXHIBIT A
                               EVENTS OF DEFAULT


  B.B. Walker Company's violation of each of the following covenants, measured pursuant to its financial statements dated October 28, 1995, constituted a separate Event of Default under the Credit Agreement dated August 15, 1995 by and between B.B. Walker Company and Mellon Bank, N.A. (the "Credit Agreement"):

       1)  Section 6.01(b) of the Credit Agreement -
           Consolidated Leverage Ratio;

       2)  Section 6.01(c) of the Credit Agreement -
           Consolidated Tangible Net Worth; and

       3)  Section 6.01(e) of the Credit Agreement -
           Consolidated Net Income.















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